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        Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
724 Solutions Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-98837, 333-55760 and 333-42142) on Form S-8 of 724 Solutions Inc. of our report dated January 22, 2004 relating to the consolidated balance sheets of 724 Solutions Inc., as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of 724 Solutions Inc.

/s/ KPMG LLP

Chartered Accountants
Toronto, Canada
March 12, 2004

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INDEPENDENT AUDITORS' CONSENT